Earle M. Jorgensen Company	10650 Alameda Street Lynwood, CA 90262 Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS THIRD QUARTER

FISCAL 2005 RESULTS

LYNWOOD, California – January 27, 2005–Earle M. Jorgensen Company (“EMJ”) today reported strong results for the Company’s third fiscal quarter and nine months ended December 31, 2004.

Net income for the third quarter of fiscal 2005 rose 258.3% to $4.3 million versus $1.2 million for the same period in fiscal 2004. Revenues increased 61.5% to $401.7 million and operating income increased 11.6% to $16.4 million for the third quarter of fiscal 2005, compared to $248.8 million and $14.7 million, respectively, for the same period in fiscal 2004. Highlights for the third quarter of fiscal 2005 included the following:

•	The Company’s tons shipped from inventory increased approximately 14% from the prior year quarter.

•	The fiscal 2005 third quarter financial results include a charge to inventory to record results on a last in first out basis (LIFO) of $18.1 million, versus $0.5 million during the prior year quarter due to the increased cost of metals.

•	Operating expenses of $91.3 million included items outside the ordinary course of business totaling $25.1 million (see Supplemental Information below for details).

•	The Company experienced a 66% increase in delivery expenses in fuel and third-party freight in the third quarter of fiscal 2005 due to higher volumes and price inflation for both fuel and freight rates compared to the prior year quarter.

•	A charge for a $3.5 million performance bonus that was paid in the third quarter of fiscal 2005 to the Company’s CEO for his efforts to improve the Company’s operating performance in calendar 2004 and his efforts to implement the Company’s proposed financial restructuring and initial public offering.

•	Also during the third quarter of fiscal 2005, the Company sold its redundant Houston and Tulsa facilities for $5.7 million in net proceeds, which generated a gain of $2.2 million.

For the first nine months of fiscal 2005, revenues increased 60.5% to $1,152.6 million, when compared to $718.3 million for the same period in fiscal 2004. Operating income increased 131.2% to $103.8 million for fiscal 2005 compared to $44.9 million in the same period in fiscal 2004. Tons shipped from inventory for the first nine months of fiscal 2005 increased by approximately 23.1% from the same period in fiscal 2004. Net income for the nine months ended December 31, 2004 was $52.9 million compared to $5.3 million for the same period in fiscal 2004. The fiscal 2005 year-to-date financial results include a LIFO charge of $42.5 million versus $0.5 million for the comparable fiscal 2004 year-to-date period.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer, stated, “The Company continued to display positive operating momentum in the third quarter and for the first time in EMJ’s history revenues exceeded $400 million in a quarter. We continue to experience price increases from our raw material suppliers and have managed to pass most of these increases through to our customers. Although gross margins, including an $18.1 million LIFO charge in the quarter, were 26.8%, somewhat less than the 27.7% gross margin for the third quarter of last year, our year to date margin of 28.1%, which includes a $42.5 million LIFO charge, exceeded the 27.8% prior year to date gross margin that included a $0.5 million LIFO charge.”

“We were very pleased with our shipping volumes during what is usually a seasonally slow quarter. We further note our fourth quarter ending March 31, 2005 has commenced with strong sales order activity.”

EMJ is one of the largest distributors of metal products in North America with 35 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its third quarter results. The call will take place on January 28, 2005 at 10:00 a.m. (Pacific). The dial-in phone number for those interested in participating on the call is 877-284-5014, participant code is 3583914l. This press release can also be found on the Company’s Internet website at www.emjmetals.com/emjonline/pr.asp.

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Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our ability to satisfy our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in the Company’s filings with the Securities and Exchange Commission. In particular, we refer you to the “Risk Factors” section in our Registration Statement on Form S-1 filed on October 1, 2004.

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Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

(unaudited)

	Three Months Ended:		Nine Months Ended:
	December 31, 2004	January 1, 2004	December 31, 2004	January 1, 2004
Statement of Operations and Other Data:
Revenues	$401,683	$248,785	$1,152,589	$718,301
Gross Profit	107,751	68,805	323,854	199,907
Warehouse and delivery expense	39,964	33,830	116,052	98,657
Selling expense	9,662	8,401	34,972	25,031
General and administrative expense	41,721	11,871	69,067	31,282

Operating expenses	91,347	54,102	220,091	154,970

Operating income	16,404	14,703	103,763	44,937
Net interest expense	14,101	12,995	40,534	38,205
Income before income taxes	2,303	1,708	63,229	6,732
Net income	4,285	1,237	52,932	5,284
Capital expenditures	4,938	2,488	19,606	6,781
EBITDA (a)	19,447	17,546	112,543	53,425

Reconciliation of EBITDA:
Net income	$4,285	$1,237	$52,932	$5,284
Depreciation and amortization	3,043	2,843	8,780	8,488
Net interest expense	14,101	12,995	40,534	38,205
Provision for income taxes	(1,982)	471	10,297	1,448

EBITDA	$19,447	$17,546	$112,543	$53,425

(a)	“EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $18,100, $500, $42,505 and $500 and accruals for postretirement benefits aggregating $210, $188, $611 and $563 for the three months and nine-months ended December 31, 2004 and January 1, 2004, respectively. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of company performance in our industry. Our management believes that EBITDA is useful in evaluating our operating performance between periods and compared to that of our competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a significant component when measuring our performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

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Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

(unaudited)

	December 31, 2004	January 1, 2004
Balance Sheet Data:
Cash and cash equivalents	$5,760	$7,295
Accounts receivable, net	173,871	105,522
Inventory	281,307	227,542
Net property, plant and equipment	117,896	111,284
Total assets	628,051	496,746
Accounts payable	158,060	110,586
Accrued liabilities	65,870	33,837
Revolving credit facility	91,558	96,572
Other long-term debt (including current portion)	255,190	257,565
Total stockholder’s equity (deficit)	8,605	(45,189)

Supplemental Information Regarding Operating Expenses	Three Months Ended December 31, 2004
Reconciliation of items outside the ordinary course of business:
Special contribution to stock bonus plan	$17,327
Fees paid to Kelso & Company, L.P. under its amended financial advisory agreement	6,250
Adoption of FAS 123 (non-cash charge)	1,557

Total items outside the ordinary course of business	$25,134

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Contact:	William S. Johnson, EMJ

323-923-6124 or fax 323-567-1034